Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 30, 2006, relating to the consolidated financial statements which appear in the Wits Basin Precious Minerals Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2005.

/s/ Carver Moquist & O’Connor, LLC

Minneapolis, Minnesota
September 27, 2006